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
                                                                                   EXHIBIT 11


                                    NORTHWEST NATURAL GAS COMPANY
                           Statement re: Computation of Per Share Earnings
                                (Thousands, Except Per Share Amounts)


                                                    Three Months Ended      Nine Months Ended
                                                         Sept. 30,              Sept. 30,
                                                     2000       1999         2000        1999
                                                   -------------------    ---------------------
Earnings (Loss) Applicable to Common Stock         $ (5,489)  $ (4,183)   $  27,392   $  29,374
  Debenture Interest Less Taxes                         100        105          299         315
                                                   --------   --------    ---------   ---------
Net Income (Loss) Available for Diluted Common
  Stock                                            $ (5,389)  $ (4,078)   $  27,691   $  29,689
                                                   ========   ========    =========   =========

Average Common Shares Outstanding                    25,203     25,007       25,175      24,946

  Stock Options                                          29         31            8          15
  Convertible Debentures                                453        476          453         476
                                                   --------   --------    ---------   ---------

Diluted Common Shares                                25,685     25,514       25,636      25,437
                                                   ========   ========    =========   =========

Diluted Earnings (Loss) Per Share of Common Stock  $  (0.22)  $  (0.17)   $    1.08   $    1.17
                                                   ========   ========    =========   =========
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